Exhibit 99.1

news	1 Imation Place Oakdale, MN 55128-3414 www.imation.com

Contact
Brad Allen Imation Corp. Phone 651.704.5818 Email: bdallen@imation com

Sarah McNeil Fleishman-Hillard Phone 612.573-3124 Email: mcneils@fleishman.com

Imation CEO Bill Monahan Announces Plans to Retire by the End of 2004
Frank Russomanno Appointed Executive Vice President and Chief Operating Officer

OAKDALE, Minn. (November 13, 2003) — Imation Corp. (NYSE: IMN), a worldwide leader in removable data storage media, today announced that Bill Monahan, chairman and chief executive officer, has advised Imation’s Board of Directors that he plans to retire by the end of 2004. Monahan, 56, has served as the chairman and CEO of Imation since the company was established in 1996 as a spin-off from 3M Company. A New Jersey native, Monahan plans to return to the East Coast after his retirement. He has assured Imation that he will work with the Board on the timing of his retirement to ensure a smooth transition to his successor.

     “I am proud of what we have created and indebted to the Board, employees, customers, colleagues and shareholders who have been a part of this exciting journey” Monahan said. “I am committed to working with Imation’s Board to implement the smoothest possible succession.”

     “The Board is extremely grateful to Bill for his excellent leadership, his commitment to building shareholder value and his flexibility and dedication to effect a smooth transition,” said Linda Hart, vice-chair and CEO of Hart Group, Inc. and chair of the Imation nominating and governance committee. Imation’s Board has formed a CEO search committee and has engaged an executive search firm to assist in recruiting Monahan’s successor.

     The company also announced the appointment of Frank Russomanno, 56, as executive vice president and chief operating officer. Russomanno previously served as president of the company’s Data Storage and Information Management business segment, which he will continue to lead. Russomanno has been a part of Imation since its formation and has held numerous marketing and executive management positions within the company. He joined the Data Storage and Information Management business segment in 2000.

     Monahan became Imation’s first CEO in November 1996 as Imation was being created out of the imaging and information sector of 3M. Prior to that, Monahan had a 23-year career in sales, marketing and executive management with 3M.

About Imation

     Imation Corp. is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. With one of the broadest product lines in the industry—spanning from a few megabytes to hundreds of gigabytes of capacity in each piece of media, Imation serves customers in more than 60 countries, in both business and consumer markets. From large data centers to distributed networks, Imation’s tape cartridges are used in data processing, security, business continuity, backup and archiving applications. Customer needs for reliability, convenience and portability to store and manage business data, photos, video, images and music on professional and home desktops and increasingly in consumer electronics devices drive demand for Imation’s optical and diskette products. With more than 300 technology scientists and more than 300 data storage patents in the U.S. alone, Imation continues to pioneer today’s proven magnetic and optical media technologies.

     As of June 30th, 2003, Imation employed approximately 2,800 people worldwide. Revenues from outside the U.S. contribute approximately 53 percent of total sales. Additional information about Imation is available on the company’s website at www.imation.com, or by calling 1.888.466.3456.